Form of Notice to Executive Officers
Dear Option Holder,
In 2005, the Compensation Committee of the Board of Directors accelerated the vesting of all your then unvested stock options. At that time, the Committee also instituted restrictions, requiring you to hold any of the shares acquired upon exercise of these options until their original vesting date. This meant that while you could exercise the option to purchase the shares, you could not sell them until they normally would become vested and exercisable.
I am pleased to inform you that on November 2, 2006, the Compensation Committee has removed all sale restrictions on your vested stock options. This means that effective immediately, you may exercise and sell any vested options that you hold.
The Committee is also considering other actions with regard to your stock awards, including a post-dividend adjustment to the exercise price. If the Committee takes further action, we will inform you of these decisions and how they affect your stock awards.
Please do not hesitate to contact me if you have any questions about your stock awards.
Very truly yours,
Melissa Lesko
Vice President, Human Resources